UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2024

ORGENESIS INC.
(Exact name of registrant as specified in its charter)

Nevada	001-38416	98-0583166
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation	Number)	Identification No.)

20271 Goldenrod Lane, Germantown, MD 20876
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (480) 659-6404

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ORGS	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b -2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Debt Exchange Agreements

Orgenesis Inc. (the “Company”) entered into debt exchange agreements with three convertible debt holders pursuant to which a total of $16,007,372 of outstanding principal and accrued interest will be exchanged for an aggregate of 15,776,947 shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), of which $14,860,422 will be exchanged for shares at an exchange price of $1.03 per share of Common Stock and $1,146,950 will be exchanged for shares at an exchange price of $0.85 per share of Common Stock representing premiums of 102% and 67%, respectively compared to the closing price on May 21, 2024 as further described below.

On May 21, 2024, the Company and Yehuda Nir entered into a debt exchange agreement (the “Nir Debt Exchange Agreement”), pursuant to which Mr. Nir agreed to exchange $13,176,000 of outstanding principal amount and accrued interest under certain convertible debt agreements and instruments (the “Nir Debt”) for an aggregate of 12,955,611 shares (the “Nir Shares”) of Common Stock. Under no circumstances whatsoever may the aggregate number of Nir Shares issued to Mr. Nir in connection with the exchange of the Nir Debt at any time exceed 19.99% of the total number of shares of Common Stock outstanding or of the voting power of the Company (the “Beneficial Ownership Limitation”) unless the Company has obtained either (i) its shareholders’ approval of the issuance of more than such number of shares of Common Stock pursuant to Nasdaq Marketplace Rule 5635(b) or (ii) a waiver from The Nasdaq Stock Market of the Company’s compliance with Rule 5635(b). To the extent that Mr. Nir’s right to receive the full amount of the Nir Shares would result in Mr, Nir exceeding the Beneficial Ownership Limitation, then Mr. Nir shall not be entitled to participate in such exchange to the full extent (or in the beneficial ownership of any Shares as a result of such exchange to such extent) and the portion of such Nir Shares (subject to adjustment for stock splits and similar transactions) shall be held in abeyance for the benefit of Mr. Nir until such time, if ever, as its right thereto would not result in Mr. Nir exceeding the Beneficial Ownership Limitation. At the end of each fiscal quarter, the Company shall determine whether any portion of the Nir Shares held in abeyance for Mr. Nir may be issued by the Company to Mr. Nir without exceeding the Beneficial Ownership Limitation and following such determination shall issue any such Nir Shares to Mr. Nir up to the Beneficial Ownership Limitation.

On May 21, 2024, the Company and Aharon Lukach entered into a debt exchange agreement (the “Lukach Debt Exchange Agreement”), pursuant to which Mr. Lukach agreed to exchange $1,458,171 of outstanding principal amount and accrued interest under certain convertible debt agreements and instruments (the “Lukach Debt”) for an aggregate of 1,488,132 shares (the “Lukach Shares”) of Common Stock.

On May 21, 2024, the Company and Yosef Dotan entered into a debt exchange agreement (the “Dotan Debt Exchange Agreement”), pursuant to which Mr. Dotan agreed to exchange $1,373,201 of outstanding principal amount and accrued interest under certain convertible debt agreements and instruments (the “Dotan Debt”) for an aggregate of 1,333,204 shares (the “Dotan Shares”) of Common Stock.

Item 3.02	Unregistered Sales of Equity Securities.

The Nir Shares, the Lukach Shares and the Dotan Shares will be issued pursuant to the Debt Exchange Agreements in reliance upon an exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D of the Securities Act and in reliance on similar exemptions under applicable state laws. Each of Mr. Nir, Mr. Lukach and Mr. Dotan represented that he is an accredited investor within the meaning of Rule 501(a) of Regulation D, and was acquiring the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The securities were offered without any general solicitation by the Company or its representatives.

Item 9.01.	Financial Statements and Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit No.	Description
10.1	Debt Exchange Agreement, dated as of May 21, 2024, between Orgenesis Inc. and Yehuda Nir
10.2	Debt Exchange Agreement, dated as of May 21, 2024, between Orgenesis Inc. and Aharon Lukach
10.3	Debt Exchange Agreement, dated as of May 21, 2024, between Orgenesis Inc. and Yosef Dotan
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORGENESIS INC.

Date: May 23, 2024	By:	/s/ Victor Miller
Victor Miller
Chief Financial Officer, Treasurer and
Secretary